EXHIBIT 21.1

List of Subsidiaries

Biofuels Marketing, Inc.
Aemetis Biochemicals, Inc.
Aemetis Advanced Products Keyes, Inc.
Aemetis International, Inc.
International Biofuels Ltd (Mauritius)
Universal Biofuels Private Limited (India)
Aemetis Technologies, Inc.
Aemetis Biofuels, Inc.
Energy Enzymes, Inc.
AE Advanced Fuels, Inc.
Aemetis Advanced Fuels Keyes, Inc.
Aemetis Facility Keyes, Inc.
Aemetis Property Keyes, Inc.
Aemetis Advanced Fuels, Inc.
Aemetis Americas, Inc.
AE Biofuels, Inc.
EdenIQ Acquisition Corp
Aemetis Advanced Biorefinery Keyes, Inc.